Exhibit 10.24

October 9, 2023

Dear Mayra,

In recognition of your hard work and continued service to Mister Car Wash we are pleased to announce an increase to your annual salary, effective October 15th, 2023.

Your new annual rate of pay will be $350,000, payable bi-weekly, and your position remains classified as full-time, exempt.

The following components of your compensation package remain unchanged:

•
Bonus—You will be eligible for a target bonus of 40 percent of your annual salary, payable after the annual earnings release. Note that payment of bonuses is contingent upon the company’s attainment to our financial plan and your continued employment as of the payment date.
•
Long-Term Incentive (LTI)—You will be eligible on an annual basis for a grant with a value of $250,000 (50% RSU, 50% NQSO) and a three-year vesting period. The eligibility, valuation, vesting, and other details are subject to the 2021 Incentive Award Plan and may be modified by the Board of Directors.
•
Phone Reimbursement—You will be eligible for a monthly phone reimbursement of $250, which annualizes to $3,000. Phone reimbursements are payable on the first paycheck of each month.

Please visit benefits.mistercarwash.com for a full list and explanation of our benefit programs.

Congratulations on behalf of the entire company! We trust that your knowledge, skills, and experience will continue to provide significant value to the organization, and we look forward to seeing all that you will accomplish in the future.

Sincerely,

/S/ John Lai____________

John Lai

CEO

222 E 5th St Tucson AZ 85705 www.mistercarwash.com 520.615.4000